Exhibit 10.66

TERMINATION AGREEMENT AND RELEASE

This TERMINATION AGREEMENT AND RELEASE (this “Agreement”), dated April 14, 2005 (the “Termination Date”), is made and entered into by and between BioDelivery Sciences International, Inc. (the “Company”) and Susan Gould-Fogerite (“Dr. Gould-Fogerite”).

WHEREAS, Dr. Gould-Fogerite has been employed by the Company in the position of Vice President and Director of Innovations and Discovery pursuant to that certain Executive Employment Agreement, dated August 31, 2002, by and between the Company and Dr. Gould-Fogerite (the “Employment Agreement”);

WHEREAS, Dr. Gould-Fogerite desires to resign from her position at the Company, and the Company desires to accept such resignation, as of Termination Date; and

WHEREAS, the Company and Dr. Gould-Fogerite desire to enter into this Agreement and the Consulting Agreement (as defined below) to set forth certain of their respective rights and obligations after the Termination Date.

NOW, THEREFORE, in consideration of the covenants, promises and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Resignation and Termination.

(a) Effective as of the Termination Date, Dr. Gould-Fogerite hereby voluntarily resigns from her position as an officer and employee of the Company effective as of the Termination Date, and the Company hereby accepts such resignation, in each case in accordance with the applicable terms of the Employment Agreement. Dr. Gould-Fogerite hereby acknowledges that, effective November 15, 2004, she accepted an employment position at The University of Medicine and Dentistry of New Jersey. Dr. Gould-Fogerite and the Company hereby terminate the Employment Agreement effective for all purposes as of the Termination Date.

(b) Dr. Gould-Fogerite acknowledges and agrees that: (i) she has not been terminated by the Company and that she is therefore not entitled to any severance payments under the Employment Agreement or otherwise, (ii) as of the date hereof, the Company shall make a one time payment to Dr. Gould-Fogerite of $7,708.68, and (iii) all options to purchase Company common stock held by Dr. Gould-Fogerite as of the Termination Date shall be treated in accordance with Section 1(c) below. Dr. Gould-Fogerite represents and warrants to the Company that she has not breached any representation, warranty, agreement or covenant under the Employment Agreement (or taken any action or omitted to take any action which, with the passage of time, would constitute such a breach) as of the Termination Date.

(c) With respect to the 58,057 stock options of the Company that are presently held by Dr. Gould-Fogerite (the “Current Stock Options”), Dr. Gould-Fogerite agrees that, effective as of the Termination Date, all vested and unvested Current Stock Options shall be irrevocably cancelled and of no further force and effect. Simultaneously with the entry into this Agreement, Dr. Gould-Fogerite and the Company will enter into a new option agreement under which the Company will reissue to Dr. Gould-Fogerite new, non-qualified (i.e., non-incentive) stock options, in the amounts and with the exercise prices set forth on Schedule A hereto (the “New Options”). The New Options will be fully vested as of the Termination Date and will expire on November 15, 2007.

2. Consulting Agreement. Simultaneously with the execution of this Agreement, the Company and Dr. Gould-Fogerite shall enter into a Consulting Agreement pursuant to which Dr. Gould-Fogerite will provide services to the Company as a third party independent contractor through November 15, 2005.

3. Releases.

(a) Except for the obligations of the Company under the Consulting Agreement, Dr. Gould-Fogerite does hereby release and discharge the Company and all of the Company’s officers, directors, stockholders, affiliates, agents and representatives, and each of their respective administrators, successors and assigns (the “Company Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which Dr. Gould-Fogerite and her heirs, executors, administrators, successors and assigns ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world through April 14, 2005 against the Company and the Company Releasees, except Dr. Gould-Fogerite does not give up the right to answer and respond to any action by the Company against her and further does not give up her rights to enforce the terms and provisions of this Agreement or the Consulting Agreement.

(b) The Company hereby releases and discharges Dr. Gould-Fogerite and her heirs, executors, administrators, successors and assigns (the “Fogerite Releasees”) from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, which the Company ever had, now has or hereafter can, shall or may, have against the Fogerite Releasees arising solely and exclusively from any claims by the Company for reimbursement of funds to the Company by any Fogerite Releases under the Employment Agreement.

4. Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fall on account thereof, but shall otherwise remain in full force and effect, and such paragraph or provision shall be enforced to the maximum extent permissible.

5. Successors and Assigns. This Agreement shall be binding upon Dr. Gould-Fogerite’s heirs, executors, administrators or other legal representatives and is for the benefit of the Company, its successors and assigns.

6. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey except for any conflicts of law rules thereof that might direct the application of the substantive law of another state.

[Signature Page Follows]

7. Counterparts. This Agreement may be signed in counterparts and by facsimile transmission, each of which shall be deemed an original and both of which shall together constitute one agreement.

IN WITNESS WHEREOF, the Company and Dr. Gould-Fogerite have executed this Agreement as of the Termination Date.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

By:	/s/ Mark A. Sirgo
Name:	Mark A. Sirgo
Title:	President and COO

/s/ Susan Gould-Fogerite
Susan Gould-Fogerite

[Signature Page to Termination Agreement and Release, dated April 14, 2005]

Schedule A

New Options*

Number of Option Shares(*)	Exercise Price
19,438	$3.83
17,162	$3.06
8,581	$11.80
6,936	$17.48
1,645	$17.48
4,295	$3.40

*	= Note that all options listed shall be non-qualified stock options.

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